FOR IMMEDIATE RELEASE

Harley-Davidson delivers strong second quarter financial results

MILWAUKEE (July 21, 2021) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported second quarter results.

“I’m pleased with the pace of improvements and with the strong quarter that we have delivered,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “We are starting to see the initial proof points as we execute our Hardwire Strategy, as demonstrated by the positive financial results today. We are encouraged by the signs of consumer positivity in the market; however, we remain mindful of the significant supply chain challenges that we expect to continue to impact the sector.”

Second Quarter 2021 Highlights and Results, and Recent Announcements

•Delivered Q2 GAAP diluted EPS of $1.33, up $1.93 over Q2 2020
•Q2 H-D, Inc. total revenue up 77 percent over Q2 2020
•North America Q2 retail sales up 43% over Q2 2020 and up 5% over Q2 2019
•Delivered strong Motorcycles and Related Products (Motorcycles) segment gross margin and operating margin driven by the Rewire product portfolio adjustments
•Delivered Financial Services segment Q2 2021 operating income growth of $90 million over Q2 2020 driven by a lower provision for credit losses
•Launched LiveWire as a standalone brand and introduced LiveWire ONE™ - the electric motorcycle built for the urban experience, with the power and range to take you beyond
•Revealed Sportster® S, the all-new Sportster motorcycle built on the Revolution Max platform
•Launched H-D1™ Marketplace today, the ultimate online destination for pre-owned Harley-Davidson motorcycles in North America.

Second Quarter 2021 Results

Harley-Davidson, Inc. Consolidated Financial Results                      nm – not meaningful

$ in millions (except EPS)	2nd quarter			6 months
	2021	2020	Change	2021	2020	Change
Revenue	$1,532	$865	77%	$2,955	$2,163	37%
Net Income (Loss)	$206	($92)	nm	$465	($23)	nm
GAAP Diluted EPS	$1.33	($0.60)	nm	$3.01	($0.15)	nm
Adjusted Diluted EPS	$1.41	($0.38)	nm	$3.11	$0.13	nm

Q2 consolidated revenue was up 77 percent versus Q2 2020 driven by strong growth in the Motorcycles and Related Products segment. Bottom-line results reflect significant operating income improvement with strong results in both the Motorcycles and the Financial Services segments.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	2nd quarter			6 months
	2021	2020	Change	2021	2020	Change
North America	48.2	33.6	43%	81.0	58.8	38%
EMEA	10.2	11.0	(7)%	15.2	18.7	(19)%
Asia Pacific	6.0	6.9	(13)%	11.8	12.6	(7)%
Latin America	0.9	1.2	(31)%	1.6	3.0	(47)%
Worldwide Total	65.3	52.7	24%	109.5	93.2	18%

Global retail motorcycle sales in the second quarter were up 24 percent, driven by a strong Q2 North America retail performance. EMEA Q2 retail sales declines were a result of the company’s decision not to continue selling Street and legacy Sportster motorcycles in Europe. Latin America retail sales were impacted by a reduction in dealers and pricing actions across the portfolio, which were executed as part of the Rewire strategy.

Motorcycles and Related Products Segment Results

$ in millions	2nd quarter			6 months
	2021	2020	Change	2021	2020	Change
Motorcycle Shipments (thousands)	56.7	28.4	100%	111.5	81.3	37%
Revenue	$1,332	$669	99%	$2,564	$1,769	45%
Motorcycles	$1,030	$447	131%	$2,046	$1,346	52%
Parts & Accessories	$223	$169	32%	$373	$303	23%
General Merchandise	$56	$38	47%	$106	$87	22%
Gross Margin	30.6%	16.1%	14.5 pts.	32.3%	24.1%	8.2 pts.
Operating Income (Loss)	$186	($121)	nm	$413	($36)	nm
Operating Margin	14.0%	(18.1%)	32.0 pts.	16.1%	(2.1%)	18.2 pts.

Revenue from the Motorcycles and Related Products segment was up significantly during the second quarter primarily driven by a 100 percent increase in wholesale shipments as the company lapped last year’s COVID-19 related shutdown.

Parts and Accessories second quarter revenue was up 32 percent while General Merchandise was up 47 percent over Q2 2020.

Second quarter gross margin was up 14.5 percentage points to Q2 prior year while second quarter operating margin finished up 32 percentage points over Q2 prior year due to volume gains behind lapping last year’s COVID-19 related shutdown, improved motorcycle unit mix and lower restructuring expense.

Financial Services Segment Results

$ in millions	2nd quarter			6 months
	2021	2020	Change	2021	2020	Change
Revenue	$201	$196	2%	$391	$394	(1)%
Operating Income	$95	$5	nm	$213	$28	nm

Financial Services segment operating income was up significantly over prior year in the second quarter, primarily driven by a lower provision for credit losses.

Other Results
Harley-Davidson generated $644 million of cash from operating activities year-to-date in 2021, $34 million favorable to year-to-date 2020. Cash and cash equivalents were $1.7 billion at the end of the second quarter, down $2.1 billion to the end of Q2 2020 as the company has intentionally brought down cash balances as it believes the pandemic-related liquidity concerns have eased.

Tax Rate - The company’s second quarter effective tax rate was 25 percent.

Dividends - The company paid cash dividends of $0.15 per share in Q2 2021.

As a result of its Q2 performance, for the full-year 2021, the company now expects:
a.Financial Services segment operating income growth of 75 to 85 percent, an increase from the previously communicated range of 50 to 60 percent.
b.GAAP Motorcycles segment operating income margin of 6 to 8 percent given the recent EU’s decision to keep the current tariff at 31 percent while tariff negotiations occur. If the company is successful in materially mitigating the additional EU tariffs in 2021, the company expects the operating income margin would be 7 to 9 percent.

Additionally, for the full-year 2021, the company continues to expect:
a.Motorcycles segment revenue growth to be 30 to 35 percent.
b.Capital expenditures of $190 million to $225 million.

Cash allocation priorities remain to first fund growth through The Hardwire initiatives, then to pay dividends. Given the company’s strong cash position, the company may also choose to execute discretionary share repurchases.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

The non-GAAP measures included in this press release are adjusted net income (loss) and adjusted diluted EPS. These non-GAAP measures exclude restructuring plan costs and the impact of European Union (EU) tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of operations. The impact of EU tariffs include incremental EU tariffs imposed beginning in 2018 on the company’s products shipped from the U.S. and, beginning in 2021, on the company’s products shipped from Thailand. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures, are included later in this press release.

Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend,” “is on-track” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic; and (ii) the company’s ability to: (A) execute its business plans and strategies, including The Hardwire and the evolution of LiveWire as a standalone brand, successfully execute its remodeled approach to supply and inventory management, and strengthen its existing business while allowing for desirable growth; (B) mitigate the impact of the revocation of the Binding Origin Information (“BOI”) decisions that allowed the company to supply its European Union market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and favorably resolve risks and uncertainties related to the revocation of the BOI decisions including, among other: (1) uncertainties regarding the quantity and mix of motorcycles that the company imports into the EU; (2) whether the company will be granted temporary relief from the effect of the revocation of the BOI decisions; (3) whether the company will be successful in appealing the revocation of the BOI decisions; (4) uncertainties regarding the size and duration of the EU tariffs; and (5) whether and to what extent the company determines to attempt to pass on the impact of the revocation to dealers and its success in doing so; (C) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (D) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (E) successfully carry out its global manufacturing and assembly operations; (F) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Touring, large Cruiser and Trike, and growing its complementary businesses; (G) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (H) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (I) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (J) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (K) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (L) successfully manage and reduce costs throughout the business; (M) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (N) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (O) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (P) develop and maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (Q) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (R) successfully maintain a manner in which to sell motorcycles in China and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (S) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (T) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (U) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; and (DD) achieve anticipated results with respect to the company’s recently launched pre-owned motorcycle program, Harley-Davidson Certified, and the successful launch of the company’s H-D1 Marketplace.

The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors.

In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Motorcycles and Related Products revenue	$1,331,500	$669,274	$2,563,607	$1,769,062
Gross profit	407,051	107,628	827,536	426,548
Selling, administrative and engineering expense	220,422	187,647	413,968	422,000
Restructuring expense	807	41,005	214	41,005
Operating income (loss) from Motorcycles and Related Products	185,822	(121,024)	413,354	(36,457)

Financial Services revenue	200,558	195,953	390,958	394,409
Financial Services expense	105,909	190,084	177,440	365,594
Financial Services restructuring expense	111	944	338	944
Operating income from Financial Services	94,538	4,925	213,180	27,871

Operating income (loss)	280,360	(116,099)	626,534	(8,586)
Non-operating expense, net	(4,301)	(1,856)	(10,330)	(14,803)
Income (loss) before income taxes	276,059	(117,955)	616,204	(23,389)
Income tax provision (benefit)	69,719	(25,738)	150,720	(867)
Net income (loss)	$206,340	$(92,217)	$465,484	$(22,522)

Earnings (net loss) per share:
Basic	$1.34	$(0.60)	$3.03	$(0.15)
Diluted	$1.33	$(0.60)	$3.01	$(0.15)

Weighted-average shares:
Basic	153,748	153,199	153,616	153,103
Diluted	155,093	153,199	154,794	153,103

Cash dividends per share:	$0.15	$0.02	$0.30	$0.40

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net income (loss) excluding restructuring plan costs and the impact of EU tariffs
Net income (loss) (GAAP)	$206,340	$(92,217)	$465,484	$(22,522)
Restructuring plan costs	918	41,949	552	41,949
Impact of EU tariffs	15,758	5,677	18,719	15,907
Tax effect of adjustments(a)	(3,956)	(13,197)	(4,563)	(15,242)
Adjustments net of tax	12,720	34,429	14,708	42,614
Adjusted net income (loss) (non-GAAP)	$219,060	$(57,788)	$480,192	$20,092

Diluted EPS excluding restructuring plan costs and the impact of EU tariffs
Diluted EPS (GAAP)	$1.33	$(0.60)	$3.01	$(0.15)
Adjustments net of tax, per share	0.08	0.22	0.10	0.28
Adjusted diluted EPS (non-GAAP)	$1.41	$(0.38)	$3.11	$0.13
(a)The income tax effect of has been computed using the estimated income tax rate for these adjustments

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 27, 2021	December 31, 2020	June 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,741,968	$3,257,203	$3,856,597
Accounts receivable, net	263,453	143,082	271,431
Finance receivables, net	1,629,636	1,509,539	1,901,620
Inventories, net	457,648	523,497	429,339
Restricted cash	152,411	131,642	189,712
Other current assets	224,488	280,470	163,135
	4,469,604	5,845,433	6,811,834
Finance receivables, net	5,259,318	4,933,469	5,078,371
Other long-term assets	1,180,304	1,231,699	1,265,947
	$10,909,226	$12,010,601	$13,156,152
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,018,616	$848,118	$921,672
Short-term deposits	101,672	79,965	—
Short-term debt	749,037	1,014,274	1,547,388
Current portion of long-term debt, net	1,581,826	2,039,597	2,186,037
	3,451,151	3,981,954	4,655,097
Long-term debt, net	4,745,024	5,932,933	6,488,499
Other long-term liabilities	528,779	372,929	388,851

Shareholders’ equity	2,184,272	1,722,785	1,623,705
	$10,909,226	$12,010,601	$13,156,152

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 27, 2021	June 28, 2020
Net cash provided by operating activities	$644,300	$610,203

Cash flows from investing activities:
Capital expenditures	(37,568)	(67,026)
Finance receivables, net	(350,136)	(83,871)
Other investing activities	2,425	(381)
Net cash used by investing activities	(385,279)	(151,278)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	1,396,602
Repayments of medium-term notes	(1,400,000)	(1,400,000)
Proceeds from securitization debt	597,411	2,064,450
Repayments of securitization debt	(664,685)	(369,613)
Net (decrease) increase in unsecured commercial paper	(262,452)	831,354
Net increase in credit facilities	84	150,000
Borrowings of asset-backed commercial paper	—	225,187
Repayments of asset-backed commercial paper	(143,256)	(143,306)
Net increase in deposits	179,329	17,995
Dividends paid	(46,209)	(61,917)
Repurchase of common stock	(10,911)	(7,156)
Issuance of common stock under employee stock option plans	4,324	41
Net cash (used) provided by financing activities	(1,746,365)	2,703,637

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6,878)	(382)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,494,222)	$3,162,180

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,409,168	$905,366
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,494,222)	3,162,180
Cash, cash equivalents and restricted cash, end of period	$1,914,946	$4,067,546

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,741,968	$3,856,597
Restricted cash	152,411	189,712
Restricted cash included in Other long-term assets	20,567	21,237
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,914,946	$4,067,546

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,029,709	$446,738	$2,046,043	$1,346,103
Parts & Accessories	222,670	168,708	372,529	303,393
General Merchandise	55,631	37,805	105,954	86,965
Licensing	8,872	4,903	14,384	12,932
Other	14,618	11,120	24,697	19,669
	$1,331,500	$669,274	$2,563,607	$1,769,062

U.S. MOTORCYCLE SHIPMENTS	36,118	11,051	76,271	44,075

WORLDWIDE MOTORCYCLE SHIPMENTS
Touring	24,333	9,709	51,649	31,306
Cruiser(a)	20,966	11,874	41,434	32,005
Adventure Touring	4,048	—	4,048	—
Sportster® / Street	7,321	6,786	14,347	18,031
	56,668	28,369	111,478	81,342
(a)Includes Softail®, CVOTM, and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the second quarter of 2020 to the second quarter of 2021 were as follows (in millions):

	Three months ended	Six months ended
2020 gross profit	$108	$427
Volume	161	170
Price and sales incentives, net of related costs	7	23
Foreign currency exchange rates and hedging	17	25
Shipment mix	68	125
Raw material prices	(20)	(21)
Manufacturing and other costs	66	79
	299	401
2021 gross profit	$407	$828

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
United States	44,739	31,340	75,722	55,072
Canada	3,446	2,287	5,245	3,753
Total North America	48,185	33,627	80,967	58,825
EMEA	10,248	10,964	15,191	18,694
Asia Pacific	5,986	6,888	11,779	12,640
Latin America	855	1,233	1,572	2,992
Worldwide retail sales	65,274	52,712	109,509	93,151
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.